Exhibit 3.2
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “CRUMBS BAKE SHOP, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2011, AT 12:26 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4747443 8100 111191769 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9154811 DATE: 11-14-11

State of Delaware Secretary of State Division of Corporations Delivered 12:24 PM 11/14/2011 FILED 12:26 PM 11/14/2011 SRV 111191769 — 4747443 FILE
CERTIFICATE OF INCREASE
OF
SERIES A VOTING PREFERRED STOCK
OF
CRUMBS BAKE SHOP, INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
Crumbs Bake Shop, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:
That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution increasing the number of authorized shares of Series A Voting Preferred Stock of the Company:
RESOLVED: That pursuant to the authority expressly granted and vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, the number of shares of the series of Preferred Stock of the Company designated as Series A Voting Preferred Stock be, and hereby is, increased from 915,000 shares to 975,000 shares; and that the appropriate officers of the Company be and hereby are authorized and directed in the name and on behalf of the Company to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series A Voting Preferred Stock from 915,000 to 975,000 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on this 14th day of November, 2011.

CRUMBS BAKE SHOP, INC.

By:	/s/ Jason Bauer Name: Jason Bauer
Title: CEO

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